Exhibit 10.30

SUBLEASE BETWEEN DOMAIN HOLDINGS INC. AND 7339534 CANADA INC.

THIS SUBLEASE (the “Sublease”) is made and entered into as of the 1 day of June, 2010 (“Effective Date”) between Domain Holdings Inc., an Alberta company ("Sublessor"), and 7339534 Canada Inc., a ____ company and a wholly owned subsidiary of Joyent Inc. (“Subtenant”).

1. PREMISES: In accordance with that certain Lease Agreement dated July 16, 2007, (the “Prime Lease”), Sublessor leases from Landing Holdings Limited and Landing Properties Limited (collectively, the “Landlord”) certain premises containing approximately 5,342 square feet in the aggregate known as Unit 645 ("Leased Premises”) in The Landing office building located at 375 Water Street, Vancouver BC V6B 5C6 (the “Building”). The Leased Premises are further described in the Prime Lease, a copy of which is attached hereto as Exhibit A and is incorporated by reference herein.

2. DEMISE: In accordance with this Sublease, Sublessor hereby subleases to Subtenant, and Subtenant hereby subleases from Sublessor the Leased Premises in its entirety consisting of approximately 5,342 square feet (“Subleased Premises”). The actual Subleased Premises is identified in Exhibit B attached hereto. Subject to the terms of the Prime Lease, at no additional charge to Subtenant (except such charges as may be included in Operating Costs in accordance with the terms of the Prime Lease), Subtenant shall have the right to use all associated common areas and shall have such other use and access rights as may be necessary for the exercise of its rights and the performance of its obligations hereunder, including, but not limited to, access to electrical, phone and data rooms, existing phone and data wiring infrastructure, and restrooms.

3. SUBLEASE: This Sublease is subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subject and subordinate.

4. TERM: The term of this Sublease shall commence July 1, 2010 and shall expire on September 29, 2012 (the "Term"), unless sooner terminated in accordance with this Sublease.

5. PRIME LEASE: The Prime Lease is incorporated herein by reference so that, except to the extent that certain provisions of the Prime Lease are inapplicable or modified by this Sublease, or excluded below, each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of Landlord shall, in respect of the Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Prime Lease binding or inuring to the benefit of lessee thereunder shall, in respect to the Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in the Sublease, and as if the words “Lessor(s)” and “Lessee(s)”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublessor” and “Subtenant” in the Sublease, and as if the words “Leased Premises”, “Premises”, “Leased Property”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in the Sublease, and as if the word
“Lease”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean the “Sublease.”

If any of the express provisions of the Sublease shall conflict with any of the provisions of the Prime Lease incorporated by reference herein, such conflict shall be resolved in every instance in favor of the express provisions of the Sublease. Notwithstanding the foregoing or anything to the contrary contained herein, Subtenant shall not have the right to exercise any renewal options, expansion options, rights of first offer or similar rights set forth in the Prime Lease.

Sublessor represents and warrants that the document attached hereto as Exhibit A is a true and correct copy of the Prime Lease, as such has been amended, revised or supplemented to date.  The Prime Lease is in full force and effect without default by either Sublessor or Landlord.

6. RENT: Subtenant shall pay a portion of the total rent paid by Sublessor, including base rent, additional costs and other charges (collectively referred to herein as "Rent") as set forth on Schedule A which is attached hereto as Exhibit C and incorporated herein by this reference; provided, however, that Subtenant shall not be required to pay any charges payable by Sublessor as rent which are in the nature of penalties, interest charges or the like. Subtenant shall make all payments to Sublessor at the address set forth herein or to such other place as Sublessor may designate in writing. If the Effective Date is other than the first day of a calendar month, the Rent for the first month shall be prorated and shall be tendered to Sublessor on the first day of the following calendar month.  In the event and to the extent of any abatement of rent under the Prime Lease, Rent hereunder shall likewise be abated.   Concurrently herewith, Subtenant has delivered to Sublessor the sum of $34,851.21, representing prepayment of the first and last month’s gross rent and applicable taxes payable hereunder.

7. PERFORMANCE BY SUBLESSOR: Any obligations of Sublessor which are contained in the Sublease by the incorporation by reference of the provisions of the Prime Lease shall be observed or performed by Sublessor using reasonable efforts to cause the Landlord to observe and/or perform the same (which obligations include, without limitation, services to be provided by Landlord and restoration of damaged property), and Sublessor shall diligently enforce its rights to cause such observance or performance. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublessor’s right with respect thereto under the Prime Lease.

8. NO BREACH OF PRIME LEASE: Subtenant shall not do any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease by the lessee thereunder, whether or not such act or thing is permitted under the provisions of the Sublease. Sublessor shall not do or permit to be done any act that may constitute a breach or violation of any term, covenant or condition of the Prime Lease.

9. NO PRIVITY OF ESTATE: Nothing contained in the Sublease shall be construed to create privity of estate or of contract between Subtenant and the Landlord.

10. RELEASES: Subtenant hereby releases the Landlord or anyone claiming through or under the
Landlord by way of subrogation or otherwise to the extent that Sublessor, as tenant, released the Landlord pursuant to the terms of the Prime Lease, and/or the Landlord was relieved of liability or responsibility pursuant to the provisions of the Prime Lease, and Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of the Landlord which Sublessor is required to provide pursuant to the provisions of the Prime Lease with respect to the Subleased Premises.   By giving its consent to this Sublease, Landlord hereby releases the Subtenant and anyone claiming through or under the
Subtenant by way of subrogation or otherwise to the extent that Sublessor, as tenant, was released by Landlord pursuant to the terms of the Prime Lease, and/or the Subtenant  was relieved of liability or responsibility pursuant to the provisions of the Prime Lease.

11. USE: Subtenant shall use and occupy the Subleased Premises solely for general office purposes and lawful uses incidental thereto. Any other activities not specifically mentioned above regarding the use and occupancy of the Subleased Premises are subject to the prior written approval of Sublessor and Landlord.

12. CONDITION OF SUBLEASED PREMISES: Subtenant is leasing the Subleased Premises in its "as is," "where is" condition on the date hereof.  Subtenant shall surrender the Subleased Premises to Sublessor upon expiration or earlier termination of this Sublease in the same condition received, normal wear and tear excepted and without the need to make or remove any existing improvements or alterations.

13. CONSENT AND APPROVALS: Sublessor shall reasonably cooperate to seek Landlord's consent to any matter under the Prime Lease as may be reasonably requested by Subtenant.

14. NOTICES: Any notice, report, statement, approval, consent, designation, demand or request to be given under this Sublease shall be effective when made in writing, deposited for mailing with the United States Postal Service or with a recognized overnight delivery service and addressed to Sublessor or Subtenant at the following addresses:

SUBTENANT:
Joyent
345 California St, 20th Floor
San Francisco, CA 94104
Attn: Peter Watridge
Phone (415) 400-0600
Fax      (      )

With a copy to:

Greenberg Traurig, LLP
1900 University Avenue, 5th Floor
E. Palo Alto, CA 94536 USA
Attn:  Real Estate Notices TPW
Phone (650) 328-8500
Fax (650) 328-8508

SUBLESSOR:
Live Current Media Inc.
(obo Domain Holdings Inc.)
Attn: Andrea Laird
Suite 307, 780 Beatty Street
Vancouver, BC V6B 2M1

With a copy to:

Phone (      )
Fax      (      )

Sublessor shall promptly give written notice to Subtenant of (i) all claims, demands or controversies by or with the Landlord under the Prime Lease, and (ii) any events which require that Sublessor give notice to Landlord under the Prime Lease, which would materially affect Subtenant's rights or obligations hereunder.

15. TERMINATION: If for any reason the Prime Lease shall terminate prior to the expiration of the Sublease Term, this Sublease shall thereupon be terminated and Sublessor shall have no liability whatsoever to Subtenant by reason thereof (unless the termination occurred as a result of Sublessor's default or breach under the Prime Lease or this Sublease).

16. ASSIGNMENT AND SUBLETTING: Subtenant shall not sublet the Subleased Premises or any part thereof or assign the Sublease or otherwise encumber or dispose of its interest therein without Sublessor’s and Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld by Sublessor.  Notwithstanding the foregoing, Subtenant shall have the right, without Sublessor’s consent, to assign this Sublease to merger partners or any entity that controls, is controlled by, or under common control with Subtenant; however, such assignment shall remain subject to Landlord’s consent as set forth in the Prime Lease.

17. INSURANCE: Subtenant shall, throughout the Term of this Sublease, maintain for the Subleased Premises comparable insurance coverage as required of Sublessor under the Prime Lease. Such insurance shall, in addition to complying with the requirements of the Prime Lease, name Sublessor as an additional insured.

18. DEFAULT: The default provisions set forth in the Prime Lease are incorporated herein by reference, provided that Subtenant shall have a ten (10) day notice and cure period for monetary default and a thirty (30) day notice and cure period for non-monetary default (unless such non-monetary default is not capable of cure within thirty (30) days, in which case Subtenant shall have a reasonable period of time in which to effect a cure, so long as Subtenant diligently prosecutes the cure to completion).

19. BROKERAGE: Each party represents and warrants to the other that no broker or other person had any part, or was instrumental in any way, in bringing about the Sublease, other than Bill Coulter of CB Richard Ellis Limited, on behalf of Sublessor, and Blair Quinn of CB Richard Ellis Limited, on behalf of Subtenant  (collectively, “Broker”). Each party agrees to indemnify, defend and hold harmless the other from and against any claims made by any broker or other person (other than Broker) for a brokerage commission, finder’s fee, or similar compensation, by reason of or in connection with the Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorney’s fees) which may be incurred in connection with such claims if such other broker or other person (other than Broker) claims to have had dealings with such party. Sublessor shall be responsible for all payments due to Broker in connection with this Sublease pursuant to separate written agreements.

20. WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM: Each party hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of or in any way connected with the Sublease, the relationship of Sublessor and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages.

21. MODIFICATIONS: The Sublease cannot be changed orally or in any manner other than by a written agreement executed by both parties. Sublessor shall not amend the Prime Lease with respect to any material provision that would materially affect Subtenant's rights or obligations hereunder without Subtenant's prior written consent.

22. SUCCESSORS AND ASSIGNS: The provisions of the Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

23. INTERPRETATION: This Sublease shall be governed by and construed in accordance with the laws of the Province of British Columbia. If any provision of the Sublease or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of the Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The captions and headings are solely for convenience of reference and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Sublease to be drafted.

24. AUTHORITY: Each party represents and warrants that the undersigned has the full right, power and authority to execute this Sublease on behalf of the party indicated.

25. QUIET ENJOYMENT: Sublessor warrants that, upon payment of the Rent, as defined herein, and performance of all obligations, covenants and agreements of Subtenant hereunder, Subtenant shall peaceably and quietly have, hold and enjoy the Subleased Premises during the Sublease Term, subject however to the provisions of this Sublease.

26. FURNITURE AND EQUIPMENT: Sublessor agrees to allow Subtenant to use the office furniture and equipment located within the Subleased Premises as of the date hereof as set forth on Schedule B attached hereto as Exhibit D and incorporated herein by this reference (collectively, the “Furniture and Equipment”).  Ownership of the Furniture and Equipment shall remain with the Sublessor.  The Furniture and Equipment shall be returned to Sublessor upon expiration of the Term in the same condition received, subject to reasonable wear and tear.  Furniture and Equipment (other than fixtures) not required by Subtenant will be removed by Sublessor at Sublessor’s expense, prior to the Commencement Date.

26.1 COMMUNICATIONS EQUIPMENT.  The Subtenant shall be responsible for the installation and maintenance of its telephones, computers and special communications equipment.

27. PARKING: Subject to the terms and conditions of the Prime Lease, Sublessor shall, at the prevailing market rate currently at Two Hundred Fifty Dollars ($250.00) each plus applicable taxes, allow Subtenant the use of such parking as is made available to Sublessor under the Prime Lease with respect to the Subleased Premises, but no less than 2 reserved parking spaces.

28. INTEGRATION:  This Sublease represents the final, integrated agreement of the parties with respect to the subject matter hereof, and supercedes any and all prior documents or agreements, written or oral, between the parties, including without limitation all offers and counteroffers.

29. LANDLORD’S CONSENT: This Sublease is expressly contingent upon receipt of Landlord’s approval and execution of the Landlord’s Consent attached hereto as Exhibit E and incorporated herein by this reference.

30. COUNTERPARTS: This Sublease may be executed in multiple counterparts. Facsimile signatures shall be deemed originals.

IN WITNESS WHEREOF, Sublessor and Subtenant have hereunto executed the Sublease as of the day and year first above written.

SUBTENANT:
Joyent
By: Peter Watridge, CFO
/s/Peter Watridge
Name: Peter Watridge
Date: 06/01/2010

SUBLESSOR:
Domain Holdings Inc.
By: Mark Melville
/s/Mark Melville
Name: Mark Melville
Title: President
Date: 06/01/2010

Exhibit A – Prime Lease
Exhibit B – Subleased Premises
Exhibit C – Schedule A: Rent
Exhibit D – Schedule B: Furniture and Equipment
Exhibit E – Landlord Consent

EXHIBIT A
PRIME LEASE

(Previously filed as Exhibit 10.8 to Live Current Media Inc.'s Quarterly Report on Form 10-QSB for period ended September 30, 2007 as filed on November 19, 2007.)

EXHIBIT B
SUBLEASED PREMISES

FLOOR PLAN

Sub-Landlord	Sub-Tenant
[signature]	[signature]

EXHIBIT C
SCHEDULE A: RENT

Rent

The Net base rent shall be as follows:

Term	Rent per Rentable Sq. Ft. per Annum	Approximate Annual Rent	Approximate Monthly Rent
27 Months	$19.00	$101,498	$8,458.17

Plus applicable taxes and shall be paid in advance in equal monthly installments on the first day of each month of the Term commencing on July 1, 2010 without setoff or deduction except as set out herein and subject to the provisions hereof.

Payments of Rent plus applicable taxes shall be adjusted on a per diem basis if the Term commences other than the first day of the month or expires other than on the last day of the month.

Property Taxes and Operating Expenses

The Sub-Tenant shall be responsible and pay for its proportionate share of building property taxes and operating expenses plus applicable taxes currently estimated to be Fifteen Dollars and Ninety Five Cents ($15.95) per square foot per annum for the year ending December 31st, 2010.  The Sub-Tenant shall also pay for its business taxes and telephone charges.

EXHIBIT D
SCHEDULE B: FURNITURE AND EQUIPMENT

Office Furniture

Live Current Media Inc.

Furniture Item	Description	Amount	Label #

Boardroom
Markerboard	wall-mounted, aluminum frame	1	LCM001
Office Chair	wheely, black/dark grey	6	LCM002 - LCM007
Oval Meeting Table	laminate, white	1	LCM008
Projector	ceiling-mounted	1	LCM009

Office Supply Room
Shelving Unit	installed, birch	3	LCM010 - LCM 012

Open Meeting Area
Office Chair	wheely, black/dark grey	8	LCM013 - LCM020
Oval Meeting Table	dark brown	1	LCM021

Private Office 1
Credenza	with 1 steel sliding door, white	1	LCM022
Desk	white table top, 2 silver Y-bases	1	LCM023
Filing Cabinet Unit	with 2-3" drawer, 4-10.5" drawers, bottom, white	1	LCM024
Office Chair	wheely, black/dark grey	1	LCM025
Overdesk Unit	21" tall, open overhead and partial steel sliding door, white	1	LCM026
Side Chair	Upholstered back, arms, black	2	LCM027, LCM028

Private Office 2
Credenza	with 1 steel sliding door, white	1	LCM029
Desk	white table top, 2 silver Y-bases	1	LCM030
Filing Cabinet Unit	with 2-3" drawer, 4-10.5" drawers, bottom, white	1	LCM031
Office Chair	wheely, black/dark grey	1	LCM032
Overdesk Unit	21" tall, open overhead and partial steel sliding door, white	1	LCM033
Side Chair	Upholstered back, arms, black	2	LCM034, LCM035

Private Office 3
Credenza	with 1 steel sliding door, white	1	LCM036
Desk	white table top, 2 silver Y-bases	1	LCM037
Filing Cabinet Unit	with 2-3" drawer, 4-10.5" drawers, bottom, white	1	LCM038
Office Chair	wheely, black/dark grey	1	LCM039
Overdesk Unit	21" tall, open overhead and partial steel sliding door, white	1	LCM040
Side Chair	Upholstered back, arms, black	2	LCM041, LCM042

Furniture Item	Description	Amount	Label #

Private Office 4, CEO
Conference Round Table	36 dia, white table top with chrome base	1	LCM043
Credenza	with 1 steel sliding door, white	1	LCM044
Desk	white table top, 2 silver Y-bases	1	LCM045
Filing Cabinet Unit	with 2-3" drawer, 4-10.5" drawers, bottom, white	1	LCM046
Office Chair	wheely, black/dark grey	1	LCM047
Side Chair	Upholstered back, arms, black	6	LCM048 - LCM053

Private Office 5
Desk	white table top, 2 silver Y-bases	1	LCM054
Office Chair	wheely, black/dark grey	1	LCM055
Small Storage Units	wheely, white, upholstered top	1	LCM056

Reception Area
Coffee Table	grey, glass top	1	LCM057
Lounge Chairs	white, square	3	LCM058 - LCM060
Office Chair	wheely, black/dark grey	1	LCM061

Small Meeting Room
Conference Round Table	36 dia, white table top with chrome base	1	LCM062
Office Chair	wheely, black/dark grey	3	LCM063 - LCM065

Work Stations/Cubicles
Desk Units	Cubicle Workstations, assembled	24	LCM066 - LCM089
Office Chair	wheely, black/dark grey	24	LCM090 - LCM113
Small Storage Units	wheely, white, upholstered top	24	LCM114 - LCM137

Summary:	Coffee Table	1
	Conference Round Tables	2
	Credenzas	4
	Desks	5
	Desk Units	24
	Filing Cabinet Units	4
	Lounge Chairs	3
	Markerboard	1
	Office Chairs	47
	Oval Meeting Tables, White	1
	Oval Meeting Tables, Brown	1
	Overdesk Units	3
	Shelving Units	3
	Side Chairs	12
	Small Storage Units	24

EXHIBIT E
LANDLORD’S CONSENT

Landlord acknowledges, agrees and accepts the terms and conditions of the foregoing Sublease.  Landlord further acknowledges that Sublessor is not in default under the Prime Lease and no event or condition exists which, with the giving of notice or the passage of time, or both, would constitute a default or event of default by Sublessor under the Prime Lease.

LANDLORD:

By:
[Signature]
Name:

Date:

CONSENT TO SUBLEASE

To:	DOMAIN HOLDINGS INC. (the "Sublandlord")

And to:	7339534 CANADA INC., a subsidiary of JOYENT, INC. (the "Subtenant")

Re:
Request by the Sublandlord to sublease to the Subtenant a part of the premises originally leased by the Head Landlord to the Sublandlord pursuant to a lease dated July 16, 2007 (the "Head Lease") as set out in the sublease in the form of Schedule A (the "Sublease").

(1)
The Head Landlord hereby consents to the subletting of the premises (the "Sublet Premises") to be sublet pursuant to the Sublease upon the terms and conditions contained in the Sublease. Except as specifically agreed to herein, nothing in this document shall be construed as releasing the Sublandlord, or the Subtenant as applicable, from its obligations under the Head Lease, nor shall the paramountcy of the Head Lease terms be diminished by the Sublease unless agreed to herein.

(2)
The consent of the Head Landlord herein contained will not be construed as a consent to any further subletting of any part of the leased premises leased under the Head Lease (the "Leased Premises") by either the Sublandlord or the Subtenant, or to permit an assignment of the Head Lease or the Sublease without the prior written consent of the Head Landlord in accordance with the terms of the Head Lease.

(3)
The consent of the Head Landlord herein will not be construed as the approval by the Head Landlord of the terms of the Sublease, or as any representation by the Head Landlord as to the accuracy of any fact contained in the Sublease or to permit the Subtenant to remain in possession of the Sublet Premises in the event that the Head Lease is terminated for any reason, whether or not such termination is within the control of the Subtenant, notwithstanding that the Subtenant may keep the Sublease in good standing or attom to the Head Landlord.

(4)
The Sublandlord and Subtenant agree that the Head Landlord may, by at least 10 days' prior written notice to the Subtenant, require the Subtenant to pay all rent due and owing under the Sublease to the Head Landlord as agent for and on behalf of the Sublandlord. Provided the Subtenant makes such rental payments to the Head Landlord, the Sublandlord shall credit the Subtenant for all such payments as though they were made directly to the Sublandlord. The Head Landlord shall be entitled to apply the payments so received from the Subtenant to any amounts owing under the Head Lease in the manner provided in the Head Lease. Receipt of the foregoing rental payments by the Head Landlord, as agent for and on behalf of the Sublandlord, shall not create a tenancy relationship between the Head Landlord and the Subtenant.

(5)
Despite Section 5 of the Sublease, the Subtenant shall be bound by any exercise of the Head Landlord's rights under the Head Lease whether notice of the exercise of the Head Landlord's rights is given to the Sublandlord or the Subtenant.

(6)	For consideration, the receipt and sufficiency of which is hereby acknowledged by both the Sublandlord and Subtenant, this section amends the Sublease dated June 1, 2010:

- section 2 is deleted in its entirety and replaced with the following:

2.
DEMISE: In accordance with this Sublease, Sublessor hereby subleases to Subtenant, and Subtenant hereby subleases from Sublessor the Leased Premises in its entirety consisting of approximately 5,342 square feet ("Subleased Premises"). The actual Subleased Premises is identified in Exhibit B attached hereto. Subject to the terms of the Prime Lease, at no additional charge to Subtenant (except such charges as may be included in Operating Costs in accordance with the terms of the Prime Lease), Subtenant shall have the right to use all associated common areas and shall have such other use and access rights as may be necessary for the exercise of its rights and the performance of its obligations hereunder, including, but not limited to, access to electrical, phone and data rooms, existing phone and data wiring infrastructure, and restrooms, in accordance with the prime lease.

- section 14 is deleted in its entirety and replaced with the following:

14.
NOTICES: Any notice, report, statement, approval, consent, designation, demand or request to be given under this Sublease shall be effective when made in writing, deposited for mailing with the United States Postal Service or with a recognized overnight delivery service and addressed to Sublessor or Subtenant at the following addresses below. Notwithstanding the foregoing, any notices involving the Head Landlord shall be subject to the notice provisions of the Prime Lease.

Subtenant:

Joyent, Inc.
345 California Street, 20th Floor
San Francisco, CA 94104
Attn: Peter
Phone (415) 400-0600
Fax      (      )

With a copy to:

Greenberg Traurig LLP
1900 University Avenue, 5th Floor
E. Palo Alto, CA 94536
Attn: Real Estate Notices TPW
Phone (650) 328-8500
Fax (650) 328-8508

Sublessor:

Live Current Media Inc.
Suite 307, 780 Beatty Street
Vancouver, BC V6B 2M1
Attn: Andrea Laird

- section 20 is deleted in its entirety

(7)	The consent of the Head Landlord herein is conditional upon the receipt by the Head Landlord of its legal fees and costs for providing this consent, in the amount of $750.00.

DATED at Vancouver, British Columbia, this   14th  day of June, 2010.

LANDING HOLDINGS LIMITED
LANDING PROPERTIES LIMITED

Per:          /s/ Jason McLean
Authorized Signatory

The foregoing are agreed and accepted by the Sublandlord and the Subtenant.

Dated at   Vancouver   , British Columbia, this  14th  day of June, 2010.

DOMAIN HOLDINGS INC.

Per:            /s/ Mark Melville
Authorized Signatory

Dated at   Vancouver   , British Columbia, this  14th  day of June, 2010.

7339534 CANADA INC., a wholly owned
subsidiary of JOYENT, INC.

Per:           /s/ Peter Watridge
Authorized Signatory